[Dechert LLP letterhead]

May 29, 2009

Growth Capital Portfolio, LLC

3801 PGA Blvd., Suite 555

Palm Beach Gardens, FL 33410

Re: Growth Capital Portfolio, LLC

Dear Ladies and Gentlemen:

We hereby consent to all references to our firm in this Registration Statement under the Investment Company Act of 1940, as amended, of Growth Capital Portfolio, LLC. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP